Amendment to Fund Participation Agreement

This Amendment to Fund Participation Agreement (the “Amendment”) is dated June 14, 2017, and is entered into by and among Annuity Investors Life Insurance Company, an Ohio insurance company (the “Company”), ALPS Variable Investment Trust, a Delaware Statutory Trust (the “Trust” or the “Fund,” and each series of the Trust, as applicable, a “Portfolio” and collectively, the “Portfolios”), ALPS Advisors, Inc. a Colorado corporation, (“AAI”), and ALPS Portfolio Solutions Distributor, Inc. (“APSD”), a Colorado corporation.

WHEREAS, the Company, the Trust, AAI, and APSD previously entered into a Fund Participation Agreement dated May 01, 2007, as amended (the “Agreement”); and

WHEREAS, the Company, the Trust, AAI, and APSD wish to amend the Agreement in order to incorporate certain changes to the Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 1.11 in Article I is Agreement is hereby deleted and replaced in its entirety with the following:

1.11	With respect to the Fund’s Portfolios that have adopted a non 12b-1 Shareholder Services Plan and where such Portfolio is set forth under Schedule D the Company does herein affirm that it will perform some or all of the following administrative and/or sub-accounting services on behalf of Contract Owners (“Services”): (a) establishing and maintaining accounts and records relating to a Company’s Clients (each a “beneficial shareholder” and collectively “beneficial shareholders”) who invest in the Fund or Class, as applicable; (b) aggregating and processing of beneficial shareholders’ orders; (c) processing dividend and other distribution payments from the Fund on behalf of beneficial shareholders; (d) preparing tax reports or forms on behalf of beneficial shareholders; (e) forwarding communications from the Fund to beneficial shareholders; and (f) providing such other similar Services as applicable statutes, rules or regulations permit and/or require. In addition to the Services stated above, a Company shall perform some or all of the additional shareholder services on behalf of shareholders that hold Class III shares (“Class III Features”): (i) lifetime income options; (ii) living benefit protection options; (iii) death benefit protection options; (iv) tax-free exchanges and transfers; (v) tax-deferred earnings; (vi) additional regulatory oversight; and (vii) other Class III Features mutually agreed to between the Trust and the Company.

2. Section 6.1 in Article VI is Agreement is hereby deleted and replaced in its entirety with the following:

6.1	The Fund will pay no fee or other compensation to the Company under this Agreement except that: (1) for Class I and Class II shares of the Morningstar Aggressive Growth ETF Asset Allocation Portfolio, Morningstar Growth ETF Asset Allocation Portfolio, Morningstar Balanced ETF Asset Allocation Portfolio, Morningstar Income and Growth ETF Asset Allocation Portfolio and Morningstar Conservative ETF Asset Allocation Portfolio, the Adviser may make payments to the Company or any distributor for the Contracts in an amount agreed to between the Adviser and the Company and as set forth under Schedule D; (2) for Class II and Class III shares only, the Distributor may, on behalf of the Fund, make payments as set forth in Schedule D to the Company out of the Fund’s own assets pursuant to Rule 12b-1 under the 1940 Act in recognition of the distribution related activities provided by the Company on behalf of the Fund to Contract owners who allocate assets to the Class II or Class III Shares, and/or in recognition of the economies provided to the Fund as a result of personal services provided to Contract owners and/or the maintenance of Contract owner accounts by the Company previously contemplated; (3) for Class I shares only, the Distributor may, on behalf of the Fund, make payments as set forth in Schedule D to the Company out of the Fund’s own assets pursuant to the terms of its non 12b-1 Shareholder Service Plan for administrative and sub-accounting services previously contemplated (“Class I Service Fee”); and (4) for Class III shares only, the Distributor may, on behalf of the Fund, make payments as set forth in Schedule D to the Company out of the Fund’s own assets pursuant to the terms of its non 12b-1 Shareholder Service Plan for administrative and sub-accounting services, as well as the services performed for the enhanced Class III Features previously contemplated (“Class III Service Fee”).

Notwithstanding the foregoing, Company acknowledges that any compensation to be paid to Company by the Distributor with respect to (2), (3) and (4) of this Section 6.1 is paid from proceeds paid to the Distributor by the Fund, and to the extent the Distributor does not receive such proceeds for any reason, including termination of a Rule 12b-1 or other plan, the amounts payable to Company will be reduced accordingly.

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning given to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment effective as of the date first written above.

ANNUITY INVESTORS LIFE INSURANCE CO.		ALPS VARIABLE INVESTMENT TRUST

By:	/s/ John P. Gruber	By:	/s/ Thomas A. Carter
Name: John P. Gruber		Name: Thomas A. Carter
Title: Sr. Vice President		Title: President

ALPS ADVISORS, INC.		ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Thomas A. Carter	By:	/s/ Thomas A. Carter
Name: Thomas A. Carter		Name: Thomas A. Carter
Title: President		Title: President